UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 ROCKDALE RESOURCES CORPORATION
(Exact name of registrant as specified in charter)

Colorado (State or other jurisdiction of incorporation)	1381 (Primary Standard Classi- fication Code Number)	86-1061005 (IRS Employer I.D. Number)

11044 Research Blvd., Suite A-200
Austin, TX 78759
(512) 795-2300
(Address and telephone number of principal executive offices)

Michael D. Smith
11044 Research Blvd., Suite A-200
Austin, TX 78759
(512) 795-2300
 (Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William T. Hart
Hart & Trinen, LLP
1624 Washington Street
Denver, Colorado 80203
303-839-0061

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE
Title of each Class of Securities to be Registered	Securities to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Units, each consisting of:(2)	2,000	$5,000	$10,000,000

(i) 500 notes, with each note in the principal amount of $ 10.00; and

(ii) 2,500 Series A warrants.

Shares of common stock issuable upon the conversion of the notes.	5,000,000	$2.00	$10,000,000

Shares of common stock issuable upon the exercise of Series A Warrants.	5,000,000	$2.00	$10,000,000

TOTAL			$30,000,000	$4,092

(1)        Offering price computed in accordance with Rule 457(g).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
ROCKDALE RESOURCES CORPORATION

2,000 Units
$5,000 per Unit

Rockdale Resources Corporation, is offering up to 2,000 Units to the public. Each Unit consists of 500 Microbonds, with each Microbond in the principal amount of $10, and 2,500 Series A warrants.

The Microbonds will bear interest at 12% per year, payable monthly, will mature on _____, 2017 and are convertible into shares of our common stock, initially at a conversion price of $2.00 per share. The Microbonds will be secured by any oil or gas wells drilled, completed or acquired with the proceeds from this offering. Under certain circumstances, and upon 20 days notice, we may prepay the Microbonds.

Each Series A warrant entitles its holder to purchase one share of our common stock at a price of $2.00 per share at any time until their expiration on the fifth anniversary of the date of this prospectus. Under certain circumstances we may accelerate the expiration date of the warrants.

This offering is on a “best efforts”, basis and there are minimum number of units which are required to be sold in this offering. We will not pay any commissions or other form of remuneration in connection with the sale of the Units.

Our common stock is traded on the OTC Bulletin Board under the symbol “BBLS”. On October 10, 2012 the closing price for our common stock was $1.33.  Prior to this offering, there has been no public market for our Microbonds or Series A warrants, although we anticipate that the Microbonds and Series A warrants will be quoted on the OTC QX after the date of this prospectus. As of October 10, 2012, an application to have the Microbonds and Series A warrants quoted on the OTC QX had not been filed with FINRA. There will not be any public market for the Units and the Units will not trade separately.

Investing in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. We have not yet been profitable and have a history of losses. See ‘‘Risk Factors’ beginning on page ___ for matters you should consider before buying our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

		Maximum
	Per Unit	Offering

Initial public offering price	$5,000	$10,000,000
Proceeds to us, before expenses	$5,000	$10,000,000

The date of this Prospectus is             , 2012.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before purchasing our units. Therefore, you should read the prospectus in its entirety, including the risk factors and the financial statements and related footnotes appearing elsewhere in this prospectus. References to ‘‘we,’’ ‘‘us,’’ ‘‘our,’’ ‘‘Rockdale’’ or ‘‘the company’’ generally refer to Rockdale Resources Corporation, a Colorado corporation.

We are an early-stage independent energy company engaged in the acquisition and development of leases in or near established oil-producing areas. We plan to build our cash flow and oil reserves through a focused acquisition and development program by:

•	initially focusing our operations in east Texas;

•	drilling in areas which have a high proportion of oil relative to natural gas; and

•	lessening risk by concentrating on established areas with proven production;

Although we have been in operation for a relatively short period of time, we have raised approximately $4,000,000 in capital as of the date of prospectus.

With the proceeds from this offering, we plan to drill, and if warranted, complete oil wells in the Minerva-Rockdale Field.

The wells will be drilled to sufficient depths to test the shallow Navarro B formation (approximate depth of 1,800 feet).  Each well will cost $210,000, and will take approximately seven days to drill and complete.  We will use Kingman Operating Company to supervise the drilling and completion operations.

The Minerva-Rockdale Field, which is located approximately 30 miles Northeast of Austin, was first discovered in 1921 and is approximately 50 square miles in size. The main producing formation for this field is the Upper Cretaceous Navarro Group of sands and shales. The Navarro is typically subdivided into several producing zones from the uppermost “A” and “B” sands to the lower “C” and “D” sands. The “B” sand is the primary producing zone. These sands are commonly fine grained and poorly sorted and were deposited close to a shoreline during a cycle of marine regression.

As of September 30, 2012 we had drilled and completed five oil wells, we were in the process of completing one well and we had identified drilling sites for forty additional wells on our lease in the Rockdale-Minerva Field;

We also plan to acquire additional leases in or adjacent to the Rockdale-Minerva Field or in other areas of East Texas. We believe that, based on past field production, geology, and our actual experience with the oil wells on our Rockdale-Minerva leases, there is an opportunity for the drilling of a number of additional oil wells on our leases.

We were incorporated in Colorado in 2002. Our executive offices are located at 11044 Research Blvd., Suite A-200, Austin, Texas 78759. Our telephone number is (512) 795-2300. We do not have a website.

See the ‘‘Glossary’’ section of this prospectus for the definition of terms pertaining to the oil industry which are used in this prospectus.

The Offering

Securities offered	2,000 Units. Each Unit consists of 500 notes, with each Note in the principal amount of $10, and 2,500 Series A warrants.

Price per Unit	$5,000

Notes
The Notes will bear interest at 12% per year, payable monthly, mature on ____, 2017 and are convertible into shares of our common stock, initially at a conversion price of $2.00 per share. The Notes will be secured by any oil or gas wells drilled, completed or acquired with the proceeds from this offering.  Under certain circumstances, and upon 20 days written notice, we may prepay the Notes. See the section of this prospectus entitled “Description of Securities” for more information.

Series A warrants
Each Series A warrant entitles the holder to purchase one share of our common stock at any time on or before the fifth anniversary of the date of this Prospectus at a price of $2.00 per share. Under certain circumstances, we may accelerate the expiration date of the warrants. See the section of this prospectus entitled “Description of Securities” for more information.

Trading Symbols :

Notes	(1)
Series A warrants:	(1)

There will not be any public market for the Units and the Units will not trade separately.

Common stock to be outstanding after this offering	17,091,748

Use of proceeds
The net proceeds from this offering, after deduction for the expenses of this offering, will be used to drill and complete oil wells, acquire of oil and gas leases, and for general and administrative expenses.

Risk factors
Investing in our securities involves significant risks, including, but not limited to, the following: our limited operating history and history of losses; our lack of full-time management; our limited number of operating wells and lack of diversification; and price volatility in oil markets. You should carefully consider the information set forth in the ‘‘Risk Factors’’ section of this prospectus prior to investing in our securities.

(1)
An application has been made to have our Notes and Series A warrants quoted on the OTC QX. Based upon discussions with the staff of the OTC QX, we believe our Notes and Series A warrants will be approved for quotation shortly after the date of this Prospectus. When we are notified that our Notes and Series A warrants have been approved for quotation, we will also be notified as to the trading symbols that have been assigned to these securities. Once assigned, the trading symbols will be available on the OTC QX website (www.OTCQX.com). However, there is nevertheless the risk that our Notes and Series A warrants may not be quoted on the OTC QX or that the quotation of these securities may be delayed. See the risk factor on page __ of this prospectus entitled ‘‘There is no public market for our Microbonds or Series A warrants and an active market may not develop or be maintained, which could limit your ability to sell these securities.’’

(2)
The number of shares of common stock outstanding after this offering is based on 17,091,748 shares outstanding as of the date of this prospectus. This number does not include shares of common stock that may become outstanding as a result of the exercise of warrants or the conversion of debt, including the conversion of the Microbonds or the exercise of the Series A warrants sold in this offering. See the section of this prospectus captioned “Shares Eligible for Future Sale” for more information.

Forward Looking Statements

This prospectus contains various forward-looking statements that are based on our belief as well as assumptions made by and information currently available to us.  When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements.  Such statements may include statements regarding and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates.  Factors which could cause actual results to differ materially are discussed at length under the heading “Risk Factors”.  Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.  Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

RISK FACTORS

Investors should be aware that this offering involves certain risks, including those described below, which could adversely affect the value of our common stock.  We do not make, nor has it authorized any other person to make, any representation about the future market value of our common stock.  In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our common stock.

We are in the development stage and may never be profitable.

We have never earned a profit and we expect to incur losses during the foreseeable future and may never be profitable.  We will need to earn a profit or obtain additional financing until we are able to earn a profit. Our offering is being conducted on a “best efforts” basis.  There is no minimum number of Units which are required to be sold in this offering and all proceeds from the sold of the Units will be delivered to us.

           As a result of our short operating history it is difficult for potential investors to evaluate our business . There can be no assurance that we can implement our business plan, that we will be profitable, or that the securities which may be sold in this offering will have any value.

Our failure to obtain capital may significantly restrict our proposed operations.

We need additional capital to fund our operating losses and to commence business. If only a small number of Units are sold, the amount received from this offering may provide little benefit to us.  Even if all Units offered are sold, we may need additional capital.

We do not know what the terms of any future capital raising may be but any future sale of our equity securities would dilute the ownership of existing stockholders and could be at prices substantially lower than the value of common stock sold in this offering.  Our failure to obtain the capital which we require will result in the slower implementation of our business plan or our inability to implement our business plan.  There can be no assurance that we will be able to obtain any capital which we will need.

We may be unable to pay the Microbonds sold in this offering or the interest on the Microbonds.

As of the date of this prospectus we were operating at a loss. If all Units offered are sold, we will be required to make interest payments of $1,200,000 each year to the holders of our Microbonds. If our drilling program is not successful, we will be unable to make interest or principal payments on the Microbonds.

Oil and gas exploration is not an exact science, and involves a high degree of risk.

The primary risk of oil and gas exploration lies in the drilling of dry holes or drilling and completing wells which, though productive, do not produce gas and/or oil in sufficient amounts to return the amounts expended and produce a profit.  Hazards, such as unusual or unexpected formation pressures, down hole fires, blowouts, loss of circulation of drilling fluids and other conditions are involved in drilling and completing oil and gas wells and, if such hazards are encountered, completion of any well may be substantially delayed or prevented.  In addition, adverse weather conditions can hinder or delay operations, as can shortages of equipment and materials or unavailability of drilling, completion, and/or work-over rigs.  Even though a well is completed and is found to be productive, water and/or other substances may be encountered in the well, which may impair or prevent production or marketing of oil or gas from the well.

Exploratory drilling involves substantially greater economic risks than development drilling because the percentage of wells completed as producing wells is usually less than in development drilling.  Exploratory drilling itself can be of varying degrees of risk and can generally be divided into higher risk attempts to discover a reservoir in a completely unproven area or relatively lower risk efforts in areas not too distant from existing reservoirs.  While exploration adjacent to or near existing reservoirs may be more likely to result in the discovery of oil and gas than in completely unproven areas, exploratory efforts are nevertheless high risk activities.

Although the completion of oil and gas wells is, to a certain extent, less risky than drilling for oil and gas, the process of completing an oil or gas well is nevertheless associated with considerable risk.  In addition, even if a well is completed as a producer, the well for a variety of reasons may not produce sufficient oil or gas in order to repay our investment in the well.

The acquisition, exploration and development of oil and gas properties, and the production and sale of oil and gas are subject to many factors which are outside our control.

These factors include, among others, general economic conditions, proximity to pipelines, oil import quotas, supply, demand, and price of other fuels and the regulation of production, refining, transportation, pricing, marketing and taxation by federal, state, and local governmental authorities.

Interests that we may acquire in oil and gas properties may be subject to royalty and overriding royalty interests, liens incident to operating agreements, liens for current taxes and other burdens and encumbrances, easements and other restrictions, any of which may subject us to future undetermined expenses.

We do not intend to purchase title insurance, title memos, or title certificates for any leasehold interests we will acquire.  It is possible that at some point we will have to undertake title work involving substantial costs.  In addition, it is possible that we may suffer title failures resulting in significant losses.

The drilling of oil and gas wells involves hazards such as blowouts, unusual or unexpected formations, pressures or other conditions which could result in substantial losses or liabilities to third parties.

Although we intend to acquire adequate insurance, or to be named as an insured under coverage acquired by others (e.g., the driller or operator), we may not be insured against all such losses because such insurance may not be available, premium costs may be deemed unduly high, or for other reasons.  Accordingly, uninsured liabilities to third parties could result in the loss of our funds or property.

Our operations will be affected from time to time and in varying degrees by political developments and federal and state laws and regulations regarding the development, production and sale of crude oil and natural gas.

Federal and state laws and regulations require permits for drilling of wells and also cover the spacing of wells, the prevention of waste, and other matters.  Rates of production of oil and gas have for many years been subject to federal and state conservation laws and regulations and the petroleum industry is subject to federal tax laws.  In addition, the production of oil or gas may be interrupted or terminated by governmental authorities due to ecological and other considerations.  Compliance with these regulations may require a significant capital commitment by and expense to us and may delay or otherwise adversely affect our proposed operations.

From time to time legislation has been proposed relating to various conservation and other measures designed to decrease dependence on foreign oil.  No prediction can be made as to what additional legislation may be proposed or enacted.  Oil and gas producers may face increasingly stringent regulation in the years ahead and a general hostility towards the oil and gas industry on the part of a portion of the public and of some public officials.  Future regulation will probably be determined by a number of economic and political factors beyond the control of the Company or the oil and gas industry.

Our activities will be subject to existing federal and state laws and regulations governing environmental quality and pollution control.

Compliance with environmental requirements and reclamation laws imposed by federal, state, and local governmental authorities may necessitate significant capital outlays and may materially affect our earnings, if any.  It is impossible to predict the impact of environmental legislation and regulations (including regulations restricting access and surface use) on our operations in the future although compliance may necessitate significant capital outlays, materially affect our earning power or cause material changes in our intended business.  In addition, we may be exposed to potential liability for pollution and other damages.

There is no public market for our Notes or Series A warrants and an active market may not develop or be maintained, which could limit your ability to sell these securities.

Although an application has been made to have our Notes and Series A warrants quoted on the OTC QX, and although we believe the Notes and Series A warrants will be approved for quotation shortly after the date of this prospectus, there is nevertheless the risk that the Notes and Series A warrants may not be quoted on the OTC QX or that the quotation of these securities may be delayed.

As of the date of this prospectus there was only a limited market for our common stock and, if a public market does not continue, investors in this offering, should they elect to convert their notes and/or exercise their warrants, may be unable to sell their shares.

If shareholders are unable to sell their shares, shareholders may never be able to recover any amounts which they paid for our securities.

In addition, the price of our common stock, included as a component of the Units, may be negatively impacted since there is no minimum number of Units which are required to be sold in this offering.

Because there is only a limited public market for our common stock, the price for the securities we are offering was arbitrarily established, does not bear any relationship to our assets, book value or net worth, and may be greater than the price which investors in this offering may receive when they resell their shares.

Accordingly, the offering price of our securities should not be considered to be any indication of the value of our securities.  The factors considered in determining the offering price included our future prospects and the likely trading future price for our common stock.

Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares.

Trades of our common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors.  For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale.  The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks".  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system).  The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.  The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.

Consequently, the penny stock rules may affect the ability of broker-dealers to sell shares of common stock and may affect the ability of shareholders to sell their shares in the secondary market, as compliance with such rules may delay and/or preclude certain trading transactions.  The rules could also have an adverse effect on the market price of our common stock.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock.  Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for shareholders to dispose of their shares.  You may also find it difficult to obtain accurate information about, and/or quotations as to the price of our common stock.

Our articles of incorporation and bylaws could discourage acquisition proposals, delay a change in control or prevent other transactions.

Provisions of our articles of incorporation and bylaws, as well as provisions of the Colorado Business Corporation Act, may discourage, delay or prevent a change in control of our company or other transactions that you as a shareholder may consider favorable and may be in your best interest.  Our articles of incorporation and bylaws contain provisions that:

●	authorize the issuance of shares of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and discourage a takeover attempt;

●	limit who may call special meetings of shareholders; and

●	require advance notice for business to be conducted at shareholder meetings.

Our directors have the authority to issue common and preferred shares without shareholder approval, and preferred shares can be issued with such rights, preferences, and limitations as may be determined by our board of directors.  The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future.  We presently have no commitments or contracts to issue any shares of preferred stock.  Authorized and unissued preferred stock could delay, discourage, hinder or preclude an unsolicited acquisition of our company, could make it less likely that shareholders receive a premium for their shares as a result of any such attempt, and could adversely affect the market prices of, and the voting and other rights, of the holders of outstanding shares of our common stock.

We do not intend to pay any cash dividends on our common stock.

We have never declared or paid any cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future.  Prospective investors should not purchase these securities with any view toward the receipt of dividends.

Your ownership could be diluted by future issuances of our stock, options, warrants or other securities.

           Your ownership in our company may be diluted by future issuances of capital stock or the exercise of outstanding or to be issued options, warrants or convertible notes to purchase capital stock.  In particular, we may sell securities in the future in order to finance operations, expansions or particular projects or expenditures without obtaining the approval of the holders of our common stock.

DILUTION AND COMPARATIVE SHARE DATA

Upon any conversion of the Microbonds, the  interest of the holder of the Microbond will be diluted to the extent of the difference between the conversion price of the Microbonds (assumed to be $2.00 for purposes of the tables below) and the pro forma net tangible book value per share of our common stock upon the completion of this offering.

The following table illustrates the dilution to investors in this offering, as well as their percentage ownership of our common stock. For purposes of the dilution calculations it was assumed that all Units offered by means of this prospectus are sold and all Microbonds sold are converted into shares of our common stock. If less than all Units offered are sold, the dilution to investors in this offering will be greater and their percentage ownership will be less than that shown in the table.

Shares to be sold in this Offering	5,000,000
Shares outstanding as of September 30, 2012	17,091,748
Shares to be outstanding upon completion of offering	22,091,748
Tangible book value per share at June 30, 2012	$0.16
Offering price, per share	$2.00
Net tangible book value after Offering	$0.53
Dilution per share to investors in this Offering	$1.47
Gain per share to existing shareholders	$0.37
Percentage ownership of common stock by investors in this offering	22.6%

Additional shares which may be issued

Shares which may be issued as a result of securities sold in this offering

Note
Reference

Shares issuable upon exercise of Series A Warrants	5,000,000	A

Other shares which may be issued:

A
By means of this Prospectus we are offering to sell up to 2,000 Units. Each Unit consists of 500 Microbonds, with each Microbond in the principal amount of $10, and 2,500 Series A warrants. The Microbonds will bear interest at 12% per year, payable quarterly, will mature five years after the date of this prospectus, and are convertible into shares of our common stock, assumed to be at a conversion price of $2.00 per share for purposes of the analysis above.

Each Series A warrant entitles its holder to purchase one share of our common stock at a price of $2.00 per share at any time until their expiration on the fifth anniversary of the date of this prospectus.

We may sell additional shares of our common stock, preferred stock, warrants, convertible notes or other securities to raise additional capital.  We do not have any commitments or arrangements from any person to purchase any of our securities and there can be no assurance that we will be successful in selling any additional securities.

See the “Business” section of this prospectus for information concerning shares sold prior to the date of this prospectus.

USE OF PROCEEDS

The net proceeds from this offering, after deduction of estimated expenses, will be approximately $9,900,000 if all Units offered are sold. The following shows the intended use of the proceeds from this offering, depending upon the number of Units sold.

	$1,000,000	$2,500,000	$5,000,000	$7,500,000	$10,000,000

Drilling and Completion of Wells	$840,000	$1,890,000	$3,780,000	$5,880,000	$7,350,000
Lease Acquisitions	--	320,000	600,000	750,000	1,000,000
General Corporate Purposes	$160,000	250,000	570,000	770,000	1,550,000
Offering Expenses	--	40,000	50,000	100,000	100,000
	$1,000,000	$2,500,000	$5,000,000	$7,500,000	$10,000,000

With the proceeds from this offering, we plan to drill wells on a lease covering 200 acres in the Minerva-Rockdale Field.  Our portion of the cost of drilling and completing each well is estimated to be approximately $210,000.  See “Business – Minerva-Rockdale Field” for more information.

The projected expenditures shown above are only estimates or approximations and do not represent a firm commitment by us.  To the extent that the proposed expenditures are insufficient for the purposes indicated, supplemental amounts required may be drawn from other categories of estimated expenditures, if available.  Conversely, any amounts not expended as proposed will be used for general working capital.

MARKET FOR OUR COMMON STOCK

Our common stock trades on the OTC Bulletin Board under the symbol “BBLS.”

Shown below is the range of high and low closing prices for our common stock for the periods indicated as reported by the OTC Bulletin Board.  The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

Quarter Ended	High	Low

March 31, 2010	$1.01	$0.10
June 30, 2010	$1.01	$1.01
September 30, 2010	$1.01	$1.01
December 31, 2010	$1.01	$0.51

March 31, 2011	$0.51	$0.20
June 30, 2011	$0.26	$0.20
September 30, 2011	$0.26	$0.26
December 31, 2011	$0.26	$0.26

March 31, 2012	$1.25	$0.02
June 30, 2012	$1.25	$1.06
September 30, 2012	$1.75	$1.08

On October 10, 2012 the closing price of our common stock was $1.33.

As of October 10, 2012 we had 17,091,748 outstanding shares of common stock and approximately 200 shareholders of record.

Holders of our common stock are entitled to receive dividends as may be declared by our board of directors.  Our directors are not restricted from paying any dividends but is not obligated to declare a dividend.  No cash dividends have ever been declared and it is not anticipated that cash dividends will ever be paid.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

We were incorporated in Colorado in January 2002.

We planned to sell custom framed artwork, art accessories, and interior design consulting. However, we generated only limited revenue since inception and have been inactive since 2008.

In February 2012 we decided it would be in the best interests of our shareholders to no longer pursue our original business plan and, instead, to become active in the exploration and development of oil and gas properties.

Results of Operations

During the year ended December 31, 2011:

•
Legal and Accounting expenses increased from the prior period as we changed auditors in late 2010. Our new auditors charged more than our previous auditor for reviewing our 10-Q reports and auditing our financial statements for the years ended December 31, 2011 and 2010; and

•	General and Administrative expenses increased from the prior period due to the costs associated with adding Interactive Data Files to our website and 1934 Act reports.

During the six months ended June 30, 2012:

•	Bad debt expense resulted from the write-off of a receivable that we determined was no longer collectible,

•	General and Administrative expenses increased as a result of our transition to an oil and gas company,

Liquidity and Capital Resources

During the twelve months ended December 31, 2011:

•	our operations used cash of $16,674, and

•	we repaid $1,700, net of new advances received, to related parties.

In April 2012 we sold 1,000,000 shares of our common stock to a group of private investors for $51,250.

In April 2012 we sold 8,367,850 shares of our common stock to a group of private investors for $173,902.
Between April 1, 2012 and August 31, 2012 we sold 5,781,798 shares of our common stock, at a price of $0.70 per share, to a group of private investors.
Our sources and (uses) of funds for the six months ended June 30, 2012 were:

Cash provided (used) in operations	$(591,567)
Purchase of properties and equipment	(16,283)
Purchase of oil and gas lease	(475,000)
Drilling and completion costs	(1,375,000)
Repayment of notes, net of borrowings	(45,551)
Purchase of treasury stock	(9,126)
Sale of common stock	3,349,203

The amounts which we plan to spend during the twelve month period following the date of this prospectus will depend on the amount we are able to raise in this offering. See “Use of Proceeds” for further information.

See the “Business” section of this prospectus for more detailed information concerning our plan of operation.

   We plan to generate profits by drilling productive oil or gas wells.  However, we will need to raise the funds required to drill new wells through the sale of our securities, from loans from third parties or from third parties willing to pay our share of drilling and completing the wells.  We do not have any commitments or arrangements from any person to provide us with any additional capital.  If additional financing is not available when needed, we may need to cease operations.  We may not be successful in raising the capital needed to drill oil or gas wells.  Any wells which we may drill may not be productive of oil or gas.

Contractual Obligations

The following table summarizes our contractual obligations as of September 30, 2012:

	Total	2012	2013	2014	2015

Consulting Agreements (1)	$247,000	$114,000	$133,000	$--	--
Office Lease	$189,903	$16,818	$68,206	$69,608	$35,271

(1)
See the section of this prospectus captioned “Management – Sales of Unregistered Securities Transactions with Related Parties/Consulting Agreements” for information concerning these consulting agreements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonable likely to have a current or future effect on our financial condition, changes in financial condition, results of operations, liquidity or capital resources.

Trends Affecting Future Operations

The factors that will most significantly affect our results of operations will be (i) the sale prices of crude oil and natural gas, (ii) the amount of production from oil or gas wells in which we have an interest, and (iii) lease operating expenses.  Our revenues will also be significantly impacted by our ability to maintain or increase oil or gas production through exploration and development activities.

It is expected that our principal source of cash flow will be from the production and sale of crude oil and natural gas reserves which are depleting assets.  Cash flow from the sale of oil and gas production depends upon the quantity of production and the price obtained for the production.  An increase in prices will permit us to finance our operations to a greater extent with internally generated funds, may allow us to obtain equity financing more easily or on better terms, and lessens the difficulty of obtaining financing. However, price increases heighten the competition for oil and gas prospects, increase the costs of exploration and development, and, because of potential price declines, increase the risks associated with the purchase of producing properties during times that prices are at higher levels.

A decline in oil and gas prices (i) will reduce the cash flow internally generated by the Company which in turn will reduce the funds available for exploring for and replacing oil and gas reserves, (ii) will increase the difficulty of obtaining equity and debt financing and worsen the terms on which such financing may be obtained, (iii) will reduce the number of oil and gas prospects which have reasonable economic terms, (iv) may cause us to permit leases to expire based upon the value of potential oil and gas reserves in relation to the costs of exploration, (v) may result in marginally productive oil and gas wells being abandoned as non-commercial, and (vi) may increase the difficulty of obtaining financing.  However, price declines reduce the competition for oil and gas properties and correspondingly reduce the prices paid for leases and prospects.

Other than the foregoing, we do not know of any trends, events or uncertainties that will have, or are reasonably expected to have, a material impact on our sales, revenues or expenses.

Critical Accounting Policies and New Accounting Pronouncements

See Note 1 to the financial statements included as part of this prospectus for the year ended December 31, 2011 for a description of our critical accounting policies and the potential impact of the adoption of any new accounting pronouncements.

BUSINESS

Background

We were incorporated in Colorado in January 2002.

We planned to sell custom framed artwork, art accessories, and interior design consulting. However, we generated only limited revenue since inception and have been inactive since 2008.

In February 2012 we decided it would be in the best interests of our shareholders to no longer pursue our original business plan and, instead, to become active in the exploration and development of oil and gas properties. In furtherance of our business plan, the following took place:

•	Shareholders, including our former officers and directors, sold 9,173,500 shares of our common stock to us for $9,126.

•	In April 2012 we sold 1,000,000 shares of our common stock to a group of private investors for $51,250.

•	In April 2012 we sold 8,367,850 shares of our common stock to our officers, directors and private investors for $173,902.

•	We changed our name to Rockdale Resources Corporation.

•	Between April 1, 2012 and August 31, 2012 we sold 5,781,798 shares of our common stock, at a price of $0.70 per share, to a group of private investors.

Plan of Operation

We plan to evaluate undeveloped oil and gas prospects and participate in drilling activities on those prospects which, in the opinion of management, are favorable for the production of oil or gas.  If, through our review, a geographical area indicates geological and economic potential, we will attempt to acquire leases or other interests in the area.  We may then attempt to sell portions of our leasehold interests in a prospect to third parties, thus sharing the risks and rewards of the exploration and development of the prospect with the other owners.  One or more wells may be drilled on a prospect, and if the results indicate the presence of sufficient oil and gas reserves, additional wells may be drilled on the prospect.

Our strategy is to acquire other similar prospects in or adjacent to existing fields with further development potential and minimum risk in the same area.

We may also:

•	acquire a working interest in one or more prospects from others and participate with the other working interest owners in drilling, and if warranted, completing oil or gas wells on a prospect, or

•	purchase producing oil or gas properties.

Our activities will primarily be dependent upon available financing.

Title to properties which we may acquire will be subject to royalty, overriding royalty, carried, net profits, working and other similar interests and contractual arrangements customary in the oil and gas industry, to liens for current taxes not yet due and to other encumbrances.  As is customary in the industry, in the case of undeveloped properties little investigation of record title will be made at the time of acquisition (other than a preliminary review of local records).  However, drilling title opinions may be obtained before commencement of drilling operations.

With the proceeds from this offering, and assuming all Units offered are sold we plan to drill, and if warranted, complete, up to 35 oil wells in the Minerva-Rockdale Field.

Minerva-Rockdale Field

The Minerva-Rockdale Field, which is located approximately 30 miles Northeast of Austin, was first discovered in 1921 and is approximately 50 square miles in size. The main producing formation for this field is the Upper Cretaceous Navarro Group of sands and shales. The Navarro is typically subdivided into several producing zones from the uppermost “A” and “B” sands to the lower “C” and “D” sands. The “B” sand is the primary producing zone. These sands are commonly fine grained and poorly sorted and were deposited close to a shoreline during a cycle of marine regression.

In April 2012 we entered into an agreement with Kingman Operating Company, Inc. Pursuant to the terms of the agreement:

•	we paid Kingman $475,000 for the assignment of a 100% working interest (75% net revenue interest) in an oil and gas lease covering 200 acres in the Minerva-Rockdale field.

•	we paid Kingman $1,375,000 to drill and complete our first five wells.

•	we paid Kingman $150,000 to drill and complete our sixth well. We are in the process of completing this well.

•	we will pay Kingman $210,000 to drill and complete any additional wells on the 200 acre lease.

•
at any time on or before November 1, 2012 we have the right to acquire a 100% working interest (75% net revenue interest) in a lease covering 300 acres, which lease is immediately adjacent to the 200 acre lease referred to above.  The cost of this lease will be $1,200,000.  If we acquire this lease, we will pay Kingman $210,000 to drill and complete any wells which we choose to drill on the lease.

The wells will be drilled to sufficient depths to test the shallow Navarro B formation (approximate depth of 1,800 feet).  Each well will take approximately seven days to drill and complete.  Kingman will be the operator for the lease and will be paid $400 per month for each well we drill and complete.

The Minera-Rockdale field consists of 50 square miles of land.  The first well in the Minerva-Rockdale field came on producing 7 bbls/day in 1921.  As of September 30, 2012 there were over 14,000 wells drilled and the field has produced 8.5 million bbls of oil. The oil is light, paraffin base, and has a API gravity around 40 degrees. Water production in the “B” sands is very low.

If, in our sole discretion, the estimated future production from wells drilled on the leases in the Rockdale Field does not warrant further drilling, we plan to drill wells in other areas.

Michael D. Smith, one of our officers and directors, is an officer and director of Kingman Energy, LLC. Kingman Operating Company, Inc.  is controlled by Kingman Energy.

As of September 30, 2012 we had drilled and completed our first five oil wells.  As of September 30, 2012 these five wells were collectively producing 15 to 20 bbls of oil and 40 bbls of water per day.  We have identified drilling sites for forty additional wells on our lease in the Rockdale-Minerva Field.

During the period from our inception to December 31, 2011, we did not drill any oil or gas wells. As of December 31, 2011, we did not have any proven oil or gas reserves.

The following table shows, as of September 30, 2012, our producing wells, developed acreage, and undeveloped acreage, excluding service (injection and disposal) wells:

	Productive Wells		Developed Acreage		Undeveloped Acreage (1)
State	Gross	Net	Gross	Net	Gross	Net

Texas	5	5	12.5	12.5	187.5	187.5

(1) Undeveloped acreage includes leasehold interests on which wells have not been drilled or completed to the point that would permit the production of commercial quantities of natural gas and oil regardless of whether the leasehold interest is classified as containing proved undeveloped reserves.

The following table shows, as of September 30, 2012, the status of our gross acreage:

State	Held by Production	Not Held by Production

Texas	200	--

Acres that are Held by Production remain in force so long as oil or gas is produced from one or more wells on the particular lease.  Leased acres that are not Held By Production require annual rental payments to maintain the lease until the first to occur of the following: the expiration of the lease or the time oil or gas is produced from one or more wells drilled on the leased acreage.  At the time oil or gas is produced from wells drilled on the leased acreage, the lease is considered to be Held by Production.

Government Regulation

           Various state and federal agencies regulate the production and sale of oil and natural gas.  All states in which we plan to operate impose restrictions on the drilling, production, transportation and sale of oil and natural gas.

The Federal Energy Regulatory Commission (the “FERC”) regulates the interstate transportation and the sale in interstate commerce for resale of natural gas.  The FERC’s jurisdiction over interstate natural gas sales has been substantially modified by the Natural Gas Policy Act under which the FERC continued to regulate the maximum selling prices of certain categories of gas sold in "first sales" in interstate and intrastate commerce.

FERC has pursued policy initiatives that have affected natural gas marketing.  Most notable are (1) the large-scale divestiture of interstate pipeline-owned gas gathering facilities to affiliated or non-affiliated companies; (2) further development of rules governing the relationship of the pipelines with their marketing affiliates; (3) the publication of standards relating to the use of electronic bulletin boards and electronic data exchange by the pipelines to make available transaction information on a timely basis and to enable transactions to occur on a purely electronic basis; (4) further review of the role of the secondary market for released pipeline capacity and its relationship to open access service in the primary market; and (5) development of policy and promulgation of orders pertaining to its authorization of market-based rates (rather than traditional cost-of-service based rates) for transportation or transportation-related services upon the pipeline's demonstration of lack of market control in the relevant service market.  We do not know what effect the FERC’s other activities will have on the access to markets, the fostering of competition and the cost of doing business.

Our sale of oil and natural gas liquids will not be regulated and will be at market prices. The price received from the sale of these products will be affected by the cost of transporting the products to market.  Much of that transportation is through interstate common carrier pipelines.

           Federal, state, and local agencies have promulgated extensive rules and regulations applicable to the our oil and natural gas exploration, production and related operations.  Most states require permits for drilling operations, drilling bonds and the filing of reports concerning operations and impose other requirements relating to the exploration of oil and natural gas.  Many states also have statutes or regulations addressing conservation matters including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of spacing, plugging and abandonment of such wells.  The statutes and regulations of some states limit the rate at which oil and natural gas is produced from our properties.  The federal and state regulatory burden on the oil and natural gas industry increases our cost of doing business and affects our profitability.  Because these rules and regulations are amended or reinterpreted frequently, we are unable to predict the future cost or impact of complying with those laws.

Competition and Marketing

           We will be faced with strong competition from many other companies and individuals engaged in the oil and gas business, many are very large, well established energy companies with substantial capabilities and established earnings records.  We will be at a competitive disadvantage in acquiring oil and gas prospects since we must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs.  It is nearly impossible to estimate the number of competitors; however, it is known that there are a large number of companies and individuals in the oil and gas business.

Exploration for and production of oil and gas are affected by the availability of pipe, casing and other tubular goods and certain other oil field equipment including drilling rigs and tools.  We will depend upon independent drilling contractors to furnish rigs, equipment and tools to drill our wells.  Higher prices for oil and gas may result in competition among operators for drilling equipment, tubular goods and drilling crews which may affect our ability expeditiously to drill, complete, recomplete and work-over wells.

The market for oil and gas is dependent upon a number of factors beyond our control, which at times cannot be accurately predicted.  These factors include the proximity of wells to, and the capacity of, natural gas pipelines, the extent of competitive domestic production and imports of oil and gas, the availability of other sources of energy, fluctuations in seasonal supply and demand, and governmental regulation. In addition, there is always the possibility that new legislation may be enacted which would impose price controls or additional excise taxes upon crude oil or natural gas, or both.  Oversupplies of natural gas can be expected to recur from time to time and may result in the gas producing wells being shut-in.  Imports of natural gas may adversely affect the market for domestic natural gas.

The market price for crude oil is significantly affected by policies adopted by the member nations of Organization of Petroleum Exporting Countries ("OPEC").  Members of OPEC establish prices and production quotas among themselves for petroleum products from time to time with the intent of controlling the current global supply and consequently price levels.  We are unable to predict the effect, if any, that OPEC or other countries will have on the amount of, or the prices received for, crude oil and natural gas.

Gas prices, which were once effectively determined by government regulations, are now largely influenced by competition.  Competitors in this market include producers, gas pipelines and their affiliated marketing companies, independent marketers, and providers of alternate energy supplies, such as residual fuel oil.  Changes in government regulations relating to the production, transportation and marketing of natural gas have also resulted in significant changes in the historical marketing patterns of the industry.  Generally, these changes have resulted in the abandonment by many pipelines of long-term contracts for the purchase of natural gas, the development by gas producers of their own marketing programs to take advantage of new regulations requiring pipelines to transport gas for regulated fees, and an increasing tendency to rely on short-term contracts priced at spot market prices.

General

As of September 30, 2012 we had four full time employees and no part time employees.

Our principal office is located at 11044 Research Blvd., Suite A-200, Austin, Texas  78759.  This office is leased until June, 2015 at a rate of $5,440 per month. We maintain a satellite office located at 1551 Larimer Street #2701, Denver, CO  80202. This office is furnished free of charge by a company affiliated with John Barton, one of our directors.

MANAGEMENT

Name	Age	Position

Michael D. Smith	53	President, Chief Executive Officer and a Director
John P. Barton	69	Vice President and a Director
Marc S. Spezialy	30	Chief Accounting and Financial Officer
Rick A. Wilber	65	Director

The principal occupations of our officers and directors, during the past several years are as follows:

Michael D. Smith has been one of our officers and directors since April 2012.  June 2010 Mr. Smith founded  Kingman Energy LLC, and has been Kingman Energy’s Chief Executive Officer since then. Kingman Energy focuses on the exploration and development of shall oil fields in Rockdale, Texas. Between February 2001 and July 2008, Mr. Smith was Vice President of Victoria Energy, an oil and gas brokerage company. Since June 1995, Mr. Smith has served as Vice President of Jersey Investment a commercial real estate development firm.

Marc Spezialy has been our Chief Accounting and Financial Officer since April 2012.  Between July 2011 and March 2012 Mr. Spezialy was a manager at PricewaterhouseCoopers LLP in their Austin, Texas office.  Between December 2009 and July 2011 Mr. Spezialy was with the accounting firm of Maxwell Locke and Ritter in Austin, Texas.  Between July 2004 and December 2009 Mr. Spezialy was with PricewaterhouseCoopers LLP in their San Francisco, California and Austin, Texas offices.  Mr. Spezialy received a Bachelor of Science in Accounting and Finance from the University of San Francisco and is a licensed CPA in Texas and California.

John Barton has been our Vice President and a director since February 2012.  Mr. Barton has been a director of Vanguard Energy Corporation since June, 2010.  Since 2007 Mr. Barton has served as a managing partner of Energy Capital Partners, LLC.  Since 2005 Mr. Barton has been a partner of Cambridge Energy Associates, LLC.  Mr. Barton has been active in raising capital for oil and gas corporations since 2003.

Rick A. Wilber has been one of our directors since April 2012.  Mr. Wilber has been a director of Synergy Resources Corporation, a publicly traded oil and gas exploration and development corporation since September 2008.  Mr. Wilber has been a director of Ultimate Software Group Inc. since October 2002 and serves as a member of its audit and compensation committees. Mr. Wilber has served as a director of Vanguard Energy Corporation since June, 2010.  Mr. Wilber previously served as a director of Ultimate Software Group between October 1997 and May 2000.  Since 1984 Mr. Wilber has been a private investor in, and a consultant to, numerous development stage companies.  In 1974 Mr. Wilber was a co-founder of Champs Sporting Goods, a retail sporting goods chain, and served as its President between 1974 and 1984.

Executive Compensation

The following shows the amounts we expect to pay to our officers during the twelve months ending August 31, 2013 and the amount of time these persons expect to devote to our business.

	Projected	Percent of Time to be
Name	Compensation	Devoted to our Business

Michael D. Smith	$120,000	70%
Marc S. Spezialy	$120,000	90%

We do not have a compensation committee.  Our Board of Directors serves as our Audit Committee.  None of our directors is a financial expert as that term is defined by the Securities and Exchange Commission.  None of our directors are independent as that term is defined in Rule 803 of the NYSE Amex.

We do not provide our officers or employees with pension, stock appreciation rights, long-term incentive, profit sharing, retirement or other plans, although we may adopt one or more of such plans in the future.

We do not maintain any life or disability insurance on any of our officers.

We do not have any outstanding options, warrants or other securities which provide for the issuance of additional shares of our common stock.

Employment Agreements

Michael D. Smith

In April 2012 we entered into an employment agreement with Michael D. Smith.  The employment agreement provides that we will pay Mr. Smith an annual salary of $120,000 during the term of the agreement.

During each year of the employment term, Mr. Smith is entitled to six weeks of paid vacation days. During the employment term, Mr. Smith will be entitled to receive any benefits which are provided to our full time employees in accordance with our policies and practices and subject to Mr. Smith’s satisfaction of any applicable conditions of eligibility.

In the event of Mr. Smith’s illness or disability for a continuous period of six months during which he is unable to render services, Mr. Smith’s compensation will continue during such period, and at the end of such period we may terminate Mr. Smith’s employment on 30 days’ prior written notice.  Any dispute as to Mr. Smith’s disability will be submitted to an impartial and reputable physician which we select and which is agreeable to Mr. Smith.

We may terminate the employment agreement at any time for cause, which means: (i) a willful act by Mr. Smith that is not in our financial best interest; (ii) a willful failure by Mr. Smith to follow the reasonable, prudent and lawful direction of our directors; or (iii) a failure by Mr. Smith to substantially perform his duties within 30 days after our demand for substantial performance.  If Mr. Smith’s employment is terminated for cause, we must pay him his full salary through the date of termination.

Mr. Smith may terminate his employment: for good reason.  “Good reason” means: (A) a change-in-control of the Company (i.e. the acquisition by which any person of more than 50% of our common stock, or a change in a majority of our directors which has not been approved by the incumbent directors); (B) our failure to comply with any material provision of the employment agreement which has not been cured within 10 days after notice of such noncompliance has been given by Mr. Smith; or (C) any termination of Mr. Smith’s employment other than for cause.

If, within one year following a change-in-control, Mr. Smith resigns for good reason or we terminate his employment without cause, Mr. Smith will receive: (i) a lump-sum severance payment equal to $120,000, less applicable deductions and withholdings; (ii) the full amount of any bonus for the fiscal year in which he is terminated, less applicable deductions and withholdings; (iii) immediate vesting of any unvested shares under any outstanding stock options; and (iv) should he be eligible for and elect to continue health insurance pursuant to COBRA, payment of COBRA premiums for twelve months following the termination of his employment.

In the event of Mr. Smith’s death during the term, we will pay to his beneficiary an amount equal to the monthly rate of his salary for a period of six months.

Mr. Smith may terminate the employment agreement on 90-days’ notice to us, without good reason, in which case we will pay Mr. Smith his salary up to the end of the 90 days.

Except as provided above, upon the termination of Mr. Smith’s employment we will pay him his salary up through the date of termination.

Marc Spezialy

In April 2012 we entered into an employment agreement with Marc Spezialy.  The employment agreement provides that we will pay Mr. Spezialy an annual salary of $120,000 during the term of the agreement. The employment agreement will continue in force until terminated by us or Mr. Spezialy.

During the employment term, Mr. Spezialy will be entitled to receive any benefits which are provided to our full time employees in accordance with our policies and practices and subject to Mr. Spezialy’s satisfaction of any applicable conditions of eligibility.

PRINCIPAL SHAREHOLDERS

The following table shows, as of September 30, 2012, information with respect to those persons owning beneficially 5% or more of our common stock and the number and percentage of outstanding shares owned by each of our officers and directors and by all officers and directors as a group.  Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

	Number		Percent of Class
Name	of Shares		After Offering (1)

Michael D. Smith	1,600,000		9.4%
John P. Barton	531,707	(2)	3.1%
Marc S. Spezialy	200,000		1%
Rick A. Wilber	1,500,000		8.8%
All officers and directors as a group (four persons)	3,831,707		22.4%

(1)	Assumes all Microbonds offered are sold and converted into shares of our common stock at a conversion price of $2.00 per share, but none of the Series A Warrants are exercised.

(2)	A total of 500,000 shares are held by Energy Capital Partners, LLC, a limited liability company controlled by Mr. Barton.

Transactions with Related Parties/ Conflicts of Interest/Consulting Agreements

We have a consulting agreement which provides that we will pay the consultant $18,000 a month for consulting services. The consulting agreement expires on April 13, 2013

In April 2012 we sold shares of our common stock to the following officers and/or directors, in the amounts, and for the consideration shown below:

Name	Shares	Consideration

Michael D. Smith	1,600,000	$16,000
John P. Barton	1,557,850	$35,032
Rick A. Wilber	600,000	$16,200
Rick A. Wilber	500,000	$25,000
Marc Spezialy	200,000	Services rendered

Subsequent to April 2012 Mr. Barton transferred 1,026,143 shares to unrelated third parties.

Oil and gas drilling ventures inevitably involve areas of activity in which conflicts of interest arise. As explained in the “Business’ section of this prospectus, we have an agreement with Kingman Operating Company which pertains to drilling, completing and operating wells on our behalf.

Michael D. Smith, one of our officers and directors, is an officer and director of Kingman Energy, LLC. Kingman Operating Company is controlled by Kingman Energy.  Accordingly, the price we will pay for the oil and gas lease, and the price will pay for drilling and completing wells, may not be the result of arm’s length negotiations and may be higher than that which we could have obtained from unrelated third parties.

Although Kingman will not pay any of the costs required to drill, and if warranted, complete any wells which will be drilled with the proceeds from this prospectus, we will convey to Kingman a 10% working interest in the lease when we have recovered, from the net proceeds of the sale of any oil or gas produced from any wells drilled or completed on the lease, an amount equal to the cost of drilling, testing, completing, equipping and operating any wells on the lease. As a result, Kingman will have a conflict of interest in electing to complete wells since Kingman will have no financial risk if a well does not produce gas in commercial quantities.

Affiliates of Kingman own, or may acquire, leases which are adjacent to the leases we have acquired, or may acquire. Any wells which are completed as commercial wells could improve the value of the acreage held by these affiliates. In such an event, the affiliates would benefit in the increased value of their leasehold interests without bearing the expense or risk of drilling a well.

We have an agreement with Energy Capital Partners, LLC which provides that we will pay Energy Capital $18,000 a month for consulting with us concerning capital formation. In addition to providing consulting services, Energy Capital provides us, free of charge, with office space in Denver, Colorado. The consulting agreement expires on April 30, 2013. Energy Capital is controlled by John Barton.

We have an agreement which provides that we will pay a consultant $10,000 a month for consulting with us concerning capital formation. The consulting agreement expires on April 13, 2013.

We had an agreement with a consultant which provided us with investor relations services.  During the term of this agreement, which ended on October 23, 2012, we paid the consultant $20,000 in cash and we issued 30,000 shares of our restricted common stock to the consultant.

We have an agreement with a consultant which advises us in the area of capital formation.  During the twelve month term of this agreement, which expires on April 30, 2013, we have agreed to pay the consultant a fee of $10,000 per month.

With the exception of Energy Capital Partners, none of the consultants mentioned above are affiliated with us.

PLAN OF DISTRIBUTION

By means of this prospectus we are offering up to 2,000 Units to the public at a price of $5,000 per Unit.

We are offering the Units on a “best efforts” basis.  We will not employ any brokers or sales agents to sell the Units and we will not compensate any officer or third party for their participation in this offering.  There is no firm commitment by any person to purchase any of the Units and there is no assurance that any Units offered will be sold.  All proceeds from the sale of the Units will be promptly delivered to us.  We plan to end the offering on _______.  However, we may at our discretion end the offering sooner or extend the offering to ________.

We have the right to refuse to accept subscriptions for Units from any person for any reason whatsoever.  No subscription shall be deemed to be binding upon us until accepted in writing by our President.

Determination of Offering Price

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units can be resold at or above the public offering price.

DESCRIPTION OF SECURITIES

Units

By means of this prospectus we are offering Units at a price of $5,000 per unit. Each unit consists of 500 Microbonds, with each Microbond in the principal amount of $10, and 2,500 Series A warrants.

Microbonds

           The Microbonds we are offering by means of this Prospectus will be in the principal amount of $10, will bear interest at 12% per year, payable monthly, will mature in 2017, and will be convertible into shares of our common stock, initially at a conversion price of $2.00 per share.  The Conversion Price will be proportionately adjusted in the event of any stock split or capital reorganization.

However, at our option, and upon twenty days prior written notice given at any time one year after the date of this prospectus, we may prepay any outstanding Microbonds, if:

•	our common stock has closed at a price which is at least twice the then applicable conversion price for at least ten consecutive trading days; and

•	the average trading volume in our common stock has been at least 30,000 shares during the ten trading days.

In addition, at our option, and upon twenty days prior written notice, we may prepay any outstanding Microbonds if:

•	at least 50% of our outstanding shares are acquired in a merger, share-for-share exchange, or similar transaction, and

•
the amount received for one share of our common stock in the transaction, either in cash, fair value of securities or property, or any combination of cash, securities or property, is at least twice the then applicable conversion price.

The Microbonds will be secured by a first lien by any wells we drill and complete or acquire with the proceeds from this offering and will be secured by a second lien on all our other assets. The second lien will be subordinate to any borrowings, not to exceed $5,000,000, from a bank or similar financial institution.

           Any of the following are an event of default:

•	We fail to make any interest or principal payment when due;

•
We breach any representation, warranty or covenant or defaults in the timely performance of any other obligation in our agreements with the holders of the Microbonds and the breach or default continues uncured for a period of fifteen business days after the date on which notice of the breach or default is first given to us, or ten trading days after we become, or should have become, aware of such breach or default; and

•	We file for protection from our creditors under the federal bankruptcy code, or a third party files an involuntary bankruptcy petition against us.

If an event of default occurs, the Microbonds will become immediately due and payable and the interest rate will increase to 18% on the outstanding principal.

Series A Warrants

Each Series A Warrant entitles the holder to purchase one share of our common stock at a price of $2.00 per share.  The Series A Warrants will expire five years from the date of this prospectus.

However, at our option, and upon twenty days prior written notice, we may accelerate the expiration date of the Series A warrants if:

•	our common stock has closed at a price which is at least twice the then applicable warrant exercise price for at least twenty consecutive trading days;

•	the average trading volume in our common stock has been at least 30,000 shares during the ten trading days; and

•	we have a current and effective registration statement available covering the shares of common stock issuable upon the exercise of the warrants.

Other provisions of the Warrants are set forth below.  This information is subject to the provisions of the Warrant Certificate representing the Warrants.

1.         Unless exercised within the time provided for exercise, the Warrants will automatically expire.

2.         The exercise price of the Warrants may not be increased during the term of the Warrants, but the exercise price may be decreased at the discretion of our directors by giving each Warrant holder notice of such decrease.  The expiration date of the Warrants may be extended by our directors giving notice of such extension to each Warrant holder of record.

3.         There is no minimum number of shares which must be purchased upon exercise of the Warrants.

4.         The holders of the Warrants in certain instances are protected against dilution of their interests represented by the underlying shares of common stock upon the occurrence of stock dividends, stock splits, reclassifications, and mergers.

5.         The holders of the Warrants have no voting power and are not entitled to dividends.  In the event of our liquidation, dissolution, or winding up, holders of the Warrants will not be entitled to participate in the distribution of our assets.

Common Stock

We are authorized to issue 75,000,000 shares of common stock.  Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders.  Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of the Company’s assets after payment of liabilities.  The board is not obligated to declare a dividend.  It is not anticipated that dividends will be paid in the foreseeable future.

Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by the Company.  There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.  All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock.  Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors.  The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors.  Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our Common Stock.  The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management.  As of the date of this Memorandum offering memorandum we had not issued any shares of preferred stock.

Options and Warrants

See “Dilution and Comparative Share Data” for information concerning our outstanding options and warrants.

Transfer Agent

Our Transfer Agent and Registrar is:

Corporate Stock Transfer, Inc.
3200 Cherry Creek South Drive, Suite 430
Denver, CO 80209
Telephone: (303) 282-4800

Corporate Stock Transfer will be the Transfer Agent and Registrar for the Microbonds. Interest on the outstanding principal amount of the Microbonds will be paid monthly to the holder of the Microbonds at the address shown on the records of Corporate Stock Transfer.

EXPERTS

The financial statements of Rockdale Resources Corporation for the two years ended December 31, 2011 and 2010 included in this prospectus have been so included in reliance on the report of MaloneBailey, LLP.., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION

Our Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty.  In addition, even a director, officer, employee, or agent of the Company’ who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company’ pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

GLOSSARY OF OIL AND GAS TERMS

           DEVELOPED ACREAGE. The number of acres that are allocated or assignable to productive wells or wells capable of production.

           DISPOSAL WELL. A well employed for the reinjection of salt water produced with oil into an underground formation.

           HELD BY PRODUCTION. A provision in an oil, gas and mineral lease that perpetuates an entity's right to operate a property or concession as long as the property or concession produces a minimum paying quantity of oil or gas.

           INJECTION WELL. A well employed for the injection into an underground formation of water, gas or other fluid to maintain underground pressures which would otherwise be reduced by the production of oil or gas.

           LANDOWNER'S ROYALTY. A percentage share of production, or the value derived from production, which is granted to the lessor or landowner in the oil and gas lease, and which is free of the costs of drilling, completing, and operating an oil or gas well.

           LEASE. Full or partial interests in an oil and gas lease, authorizing the owner thereof to drill for, reduce to possession and produce oil and gas upon payment of rentals, bonuses and/or royalties. Oil and gas leases are generally acquired from private landowners and federal and state governments. The term of an oil and gas lease typically ranges from three to ten years and requires annual lease rental payments of $1.00 to $2.00 per acre. If a producing oil or gas well is drilled on the lease prior to the expiration of the lease, the lease will generally remain in effect until the oil or gas production from the well ends. The owner of the lease is required to pay the owner of the leased property a royalty which is usually between 12.5% and 16.6% of the gross amount received from the sale of the oil or gas produced from the well.

           LEASE OPERATING EXPENSES. The expenses of producing oil or gas from a formation, consisting of the costs incurred to operate and maintain wells and related equipment and facilities, including labor costs, repair and maintenance, supplies, insurance, production, severance and other production excise taxes.

           NET ACRES OR WELLS. A net well or acre is deemed to exist when the sum of fractional ownership working interests in gross wells or acres equals one. The number of net wells or acres is the sum of the fractional working interests owned in gross wells or acres expressed as whole numbers and fractions.

           NET REVENUE INTEREST. A percentage share of production, or the value derived from production, from an oil or gas well and which is free of the costs of drilling, completing and operating the well.

           OVERRIDING ROYALTY. A percentage share of production, or the value derived from production, which is free of all costs of drilling, completing and operating an oil or gas well, and is created by the lessee or working interest owner and paid by the lessee or working interest owner to the owner of the overriding royalty.

           PRODUCING PROPERTY. A property (or interest therein) producing oil or gas in commercial quantities or that is shut-in but capable of producing oil or gas in commercial quantities. Interests in a property may include working interests, production payments, royalty interests and other non-working interests.

           PROSPECT. An area in which a party owns or intends to acquire one or more oil and gas interests, which is geographically defined on the basis of geological data and which is reasonably anticipated to contain at least one reservoir of oil, gas or other hydrocarbons.

           PROVED RESERVES. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (prices and costs held constant as of the date the estimate is made).

           SHUT-IN WELL. A well which is capable of producing oil or gas but which is temporarily not producing due to mechanical problems or a lack of market for the well's oil or gas.

           UNDEVELOPED ACREAGE. Lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether or not such acreage contains proved reserves. Undeveloped acreage should not be confused with undrilled acreage which is "Held by Production" under the terms of a lease.

           WORKING INTEREST. A percentage of ownership in an oil and gas lease granting its owner the right to explore, drill and produce oil and gas from a tract of property. Working interest owners are obligated to pay a corresponding percentage of the cost of leasing, drilling, producing and operating a well. After royalties are paid, the working interest also entitles its owner to share in production revenues with other working interest owners, based on the percentage of the working interest owned.

ADDITIONAL INFORMATION

In connection with the Units offered by this prospectus, we have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits and schedules. For further information with respect to our Units, shares and warrants, and us, you should refer to the registration statement and the accompanying exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to.

We also file reports and other information electronically with the SEC.  Our registration statement and other SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

We intend to furnish our stockholders with annual reports containing financial statements audited by our independent registered public accounting firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Art Design, Inc.
Englewood. CO

We have audited the accompanying balance sheets of Art Design, Inc. (the “Company”) as of December 31, 2011 and 2010, and the related statements of expenses, stockholders’ equity (deficit) and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not generated revenue and has a working capital deficit. These conditions raise significant doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
March 26, 2012, except for Note 7, which is October 24, 2012

ART DESIGN, INC.
BALANCE SHEETS
	December 31
	2011	2010
ASSETS
Current assets
Cash	$392	$18,766
Accounts receivable-related party	24,800	15,000
Total current assets	25,192	33,766

Property & equipment
Furniture & equipment	13,269	13,269
Less accumulated depreciation	(12,914)	(12,494)
Net property and equipment	355	775

Total Assets	$25,547	$34,541

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable	$7,658	$-
Accounts payable - related party	2,350	-
Accrued liabilities	137	-
Short term debt	3,250	-
Note payable - related party	42,301	34,201
Total current liabilities	55,696	34,201

Total Liabilities	55,696	34,201

Stockholders' Equity (Deficit)
Preferred stock, $.10 par value; 1,000,000 shares authorized; No shares issued & outstanding	-	-
Common stock, $.001 par value; 50,000,000 shares authorized; 10,820,600 shares issued & outstanding	10,821	10,821
Additional paid in capital	185,218	185,218
Accumulated deficit	(226,188)	(195,699)

Total Stockholders' Equity (Deficit)	(30,149)	340
Total Liabilities and Stockholders' Equity (Deficit)	$25,547	$34,541

The accompanying notes are an integral part of these audited financial statements.

ART DESIGN, INC.
STATEMENTS OF EXPENSES

	Year Ended	Year Ended
	December 31	December 31
	2011	2010

Operating expenses:
Depreciation	$420	$420
Legal & accounting	19,702	13,150
General and administrative	10,230	4,046
	30,352	17,616

Loss from operations	(30,352)	(17,616)

Other income (expense):
Interest (expense)	(137)	-

Net loss	$(30,489)	$(17,616)

Net income (loss) per share
(Basic and fully diluted):	$(0.00)	$(0.00)

Weighted average number of common shares outstanding	10,820,600	10,820,600
The accompanying notes are an integral part of these audited financial statements.

ART DESIGN, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock
	Shares	Amount ($.001 Par)	Paid in Capital	Accumulated Deficit	Stockholders' Equity (Deficit)

Balances at December 31, 2009	10,820,600	$10,821	$185,218	$(178,083)	$17,956

Net loss for the year				(17,616)	(17,616)

Balances at December 31, 2010	10,820,600	$10,821	$185,218	$(195,699)	$340

Net loss for the year				(30,489)	(30,489)

Balances at December 31, 2011	10,820,600	$10,821	$185,218	$(226,188)	$(30,149)

The accompanying notes are an integral part of these audited financial statements.

ART DESIGN, INC.
STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31,	December 31,
	2011	2010
Cash Flows From Operating Activities:
Net loss	$(30,489)	$(17,616)

Adjustments to reconcile net loss to net cash provided by (used for)
operating activities:
Depreciation	420	420
Accounts payable	10,908
Accounts payable – related party	2,350
Accrued liabilities	137	-

Net cash used in operating activities	(16,674)	(17,196)

Cash Flows From Investing Activities:
Loan to affiliated company	(9,800)	(15,000)

Net cash used in investing activities	(9,800)	(15,000)

Cash Flows From Financing Activities:
Short term debt from related parties	8,100	-

Net cash provided by (used for) financing activities	8,100	-

Net Increase (Decrease) In Cash	(18,374)	(32,196)

Cash At The Beginning Of The Period	18,766	50,962

Cash At The End Of The Period	$392	$18,766

Schedule of Non-Cash Investing and Financing Activities
Conversion of accounts payable into notes payable	$3,250	$-

Supplemental Disclosure

Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these audited financial statements.

ART DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE 1.	ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Art Design, Inc. (“we”, “our” or the “Company”), was incorporated in the State of Colorado on January 16, 2002. The Company sells art work and interior decorating to professional and business offices.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Property and equipment

Property and equipment are recorded at cost and depreciated under straight line methods over each item's estimated useful life.

Income tax

We follow Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 109, ASC 740 - “Accounting for Income Taxes” (“ASC 740”). This standard requires the use of an asset and liability approach for financial accounting for and reporting of income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and other dilutive instruments are not included in the computation if the effect would be anti-dilutive. As of and for the year ended December 31, 2011 and 2010, there were no potentially dilutive instruments outstanding.

ART DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE 1.	ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, other receivables, and related party notes payable. Management believes that the recorded values of our other financial instruments approximate their current fair values because of their nature and relatively short maturity dates or durations.

Long-Lived Assets

In accordance with ASC 350, the Company reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that may suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation.

Recently Issued Accounting Pronouncements

The Company has evaluated all the recent accounting pronouncements through the filing date and believes that none of them will have a material effect on the Company.

NOTE 2.            GOING CONCERN

The Company has suffered recurring losses from operations and has a large working capital deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company may raise additional capital through the sale of its equity securities, through offerings of debt securities, or through borrowings from financial institutions. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

ART DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE 3.            RELATED PARTY TRANSACTIONS

The Company has a note payable to a Company officer. The note is unsecured and payable upon demand. The note bears interest at 8% per annum if not paid promptly upon demand. The outstanding principal balance on the note was $34,201 at December 31, 2011 and 2010.

The Company has a note payable to a Company officer. The note is unsecured and payable upon demand. The note bears interest at 8% per annum . The outstanding principal balance on the note was $8,100 and $0 at December 31, 2011 and 2010, respectively. As of December 31, 2011, company had accrued interest of $72, the interest has only been accrued for the money borrowed during the current period starting October 1, 2011.

During the year ended December 31, 2011, the company lent $9,800 to a company affiliated through common control. The receivable balance was $24,800 at December 31, 2011. The loan does not bear interest and is payable upon demand.

NOTE 4.            SHORT TERM DEBT

In September 2011, a promissory note was issued in exchange for legal fees due in the amount of $3,250. The note amount bears an 8% interest rate, payable on demand and had accrued interest of $65 as of December 31, 2011.

NOTE 5.            INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

At December 31, 2011 and 2010, after the spinoff of its subsidiary the Company had net operating loss carry forwards of $136,600 and $106,000 respectively, which begin to expire in 2026. The deferred tax asset of $46,400 and $36,000 respectively created by the net operating loss has been offset by a 100% valuation allowance. The change in the valuation allowance in 2011 and 2010 was $10,400 and $5,000 respectively.

The Company’s income tax filings are subject to audit by various taxing authorities. The Company’s open audit periods are 2008, 2009, and 2010, although, the statute of limitations for the 2008 tax year will expire effective March 15, 2011. In evaluating the Company’s provisions and accruals, future taxable income, and reversal of temporary differences, interpretations and tax planning strategies are considered. The Company believes its estimates are appropriate based on current facts and circumstances.

ART DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2011 and 2010

NOTE 6.             FIXED ASSETS

Fixed asset values recorded at cost are as follows:

	2011	2010

Furniture & Fixtures	$2,560	$2,560
Computers	6,511	6,511
Leasehold Improvements	4,198	4,198
	13,269	13,269
Less accumulated depreciation	(12,914)	(12,494)
Total	$355	$775

Depreciation expense in 2011 and 2010 was $420 each year.

NOTE 7.              SUBSEQUENT EVENTS

In April 2012 the Company purchased 9,125,500 of the Company’s common stock from an unrelated third party for $9,126.

During April 2012 the Company issued 210,000 shares of its common stock to an officer and employee of the Company in exchange for services rendered at a price of $0.02 per share.

During April, 2012 the Company sold 1,000,000 shares of its common stock to a group of private investors for $51,250.

In April 2012 the Company sold 8,367,850 shares of its common stock to its officers, directors and private investors for $173,902.

In April 2012, the Company entered into a farmout agreement with a related party pertaining to a 200-acre lease in Milam County, Texas at a price of $475,000. As of June 30, 2012, the Company had commenced drilling of five wells on the lease. The total amount incurred for the drilling of the five wells was $1,375,000 as of June 30, 2012.

Between May 1, 2012 and August 31, 2012 the Company sold 5,531,798 shares of its common stock, at a price of 0.70 per share, to a group of private investors. A director in the Company purchased 250,000 of these shares.

ROCKDALE RESOURCES CORPORATION
(FORMERLY ART DESIGNS, INC.)
INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

ROCKDALE RESOURCES CORPORATION (FORMERLY ART DESIGN, INC.)
BALANCE SHEETS
(Unaudited)
	June 30, 2012	December 31, 2011
ASSETS
Current assets
Cash	$836,528	$392
Accounts receivable-related party	-	24,800
Other current assets	21,326	-
Other assets-related party	13,500	-
Total current assets	871,354	25,192

Property & equipment
Oil and gas, on the basis of full cost accounting Unproved properties and properties under Development, not being amortized	1,850,000	-
Furniture, equipment & software	16,823	13,269
Less accumulated depreciation	(1,921)	(12,914)
Net property and equipment	1,864,902	355

Other Assets	20,000	-

Total Assets	$2,756,256	$25,547

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable	$43,606	$7,658
Accounts payable - related party	-	2,350
Accrued liabilities	4,296	137
Short term debt	-	3,250
Note payable - related party	-	42,301
Total current liabilities	47,902	55,696

Deferred Rent	10,880	-

Total Liabilities	58,782	55,696

Stockholders' Equity (Deficit)
Preferred stock, $.10 par value; 1,000,000 shares authorized; No shares issued & outstanding	-	-
Common stock, $.001 par value; 50,000,000 shares authorized; 15,735,885 and 10,820,600 shares issued and outstanding	15,736	10,821
Additional paid in capital	3,524,580	185,218
Accumulated deficit	(842,842)	(226,188)

Total Stockholders' Equity (Deficit)	2,697,474	(30,149)
Total Liabilities and Stockholders' Equity (Deficit)	$2,756,256	$25,547

The accompanying notes are an integral part of these unaudited financial statements.

ROCKDALE RESOURCES CORPORATION (FORMERLY ART DESIGN, INC.) STATEMENT OF EXPENSES (Unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30	June 30	June 30	June 30
	2012	2011	2012	2011

Operating expenses:
Depreciation	$1,921	$105	$2,026	$210
Bad debt – related party	-	-	24,800	-
General and administrative	567,510	3,497	589,828	12,556
	569,431	3,602	616,654	12,766

Loss from operations	(569,431)	(3,602)	(616,654)	(12,766)

Net loss	$(569,431)	$(3,602)	$(616,654)	$(12,766)

Net loss per share
(Basic and fully diluted):	$(0.05)	$(0.00)	$(0.05)	$(0.00)

Weighted average number of common shares outstanding	12,436,410	10,820,600	11,492,455	10,820,600

The accompanying notes are an integral part of these unaudited financial statements.

ROCKDALE RESOURCES CORPORATION (FORMERLY ART DESIGN, INC.)
STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,	Six Months Ended June 30,
	2012	2011
Cash Flows From Operating Activities:
Net loss	$(616,654)	$(12,766)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,026	210
Bad debt expense – related party	24,800	-
Loss on disposal of assets	250	-
Stock-based compensation expense	4,200	-

Changes in operating assets and liabilities:
Other assets	(41,326)	-
Other assets-related party	(13,500)	-
Accounts payable	35,948	2,751
Accounts payable – related party	(2,350)	-
Accrued liabilities	4,159	-
Deferred rent	10,880	-

Net cash used in operating activities	(591,567)	(9,805)

Cash Flows From Investing Activities:
Purchase of property and equipment	(16,823)	-
Purchase of oil and gas properties	(475,000)	-
Capital expenditures on oil and gas properties	(1,375,000)	-
Loan to affiliated company	-	(9,600)

Net cash used in investing activities	(1,866,823)	(9,600)

Cash Flows From Financing Activities:
Advances from officer	-	1,500
Short term borrowing from related parties	110,557	-
Short term payments to related parties	(156,108)	-
Purchase of treasury stock	(9,126)	-
Proceeds from issuance of common stock	3,349,203	-

Net cash provided by financing activities	3,294,526	1,500

Net Increase (Decrease) In Cash	836,136	(17,905)

Cash At The Beginning Of The Period	392	18,766

Cash At The End Of The Period	$836,528	$861

Supplemental Disclosure
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these unaudited financial statements.

ROCKDALE RESOURCES CORPORATION
(FORMERLY ART DESIGN, INC.)
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2012
 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Art Design, Inc. was incorporated in the State of Colorado on January 16, 2002.  In April 2012 the Company discontinued its prior operations and became involved in the exploration and development of oil and gas. On May 4th 2012, the Company amended its articles of incorporation to change its name to Rockdale Resources Corporation (the “Company”).

Basis of Presentation

The accompanying unaudited interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s financial statements for the year ended December 31, 2011 which are included as part of this prospectus. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the interim periods presented have been reflected herein. The results of operations for such interim periods are not necessarily indicative of operations for a full year. Notes to the consolidated financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the  year ended December 31, 2011  have been omitted.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

The Company has evaluated all the recent accounting pronouncements through the filing date and believes that none of them will have a material effect on the Company.

NOTE 2. GOING CONCERN

The Company has suffered recurring losses from operations and has a working capital deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company may raise additional capital through the sale of its equity securities, through offerings of debt securities, or through borrowings from financial institutions. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

ROCKDALE RESOURCES CORPORATION
(FORMERLY ART DESIGN, INC.)
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2012
 (Unaudited)

NOTE 3. RELATED PARTY TRANSACTIONS

During the year ended December 31, 2011, the Company had a note payable to a Company officer. The note is unsecured and payable upon demand. The note bears interest at 8% per annum if not paid promptly upon demand. The outstanding principal balance on the note was $34,201 at March 31, 2012 and December 31, 2011, respectively.  The balance was paid in full during the three months ended June 30, 2012.

During the year ended December 31, 2011, the Company had a note payable to a Company officer. The note is unsecured and payable upon demand. The note bears interest at 8% per annum. The outstanding principal balance on the note was $18,657 and $8,100 at March 31, 2012 and December 31, 2011, respectively.  The balance was paid in full during the three months ended June 30, 2012.

On March 14, 2012 the Company entered into a promissory note with a related party in the amount of $100,000.  The note amount bears a 0% interest rate, and was unsecured.  The note was paid in full during the three months ended June 30, 2012.

In addition, through June 30, 2012, related parties contributed another $5,044 to the Company for operations. On March 31, 2012 the outstanding related party payable was $7,394.  The payable was paid in full during the three months ended June 30, 2012.

During the year ended December 31, 2011, the Company loaned $9,800 to a Company affiliated through common control. The receivable balance was $24,800 at December 31, 2011.  The receivable balance was forgiven in connection with the Company’s change in control on May 4, 2012.  The Company recorded a bad debt expense of $24,800 for the three months ended June 30, 2012.

NOTE 4. EQUITY

In April 2012 the Company purchased 9,125,500 of the Company’s common stock from an unrelated third party for $9,126.

During April 2012 the Company issued 210,000 shares of its common stock to an officer and employee of the Company in exchange for services rendered at a price of $0.02 per share.

During April, 2012 we sold 1,000,000 shares of our common stock to a group of private investors for $51,250.

In April 2012 we sold 8,367,850 shares of our common stock to our officers, directors and private investors for $173,902.  As of June 30, 2012 $13,500 was recorded as a receivable from a related party for their shares issued.

Between April 1, 2012 and June 30, 2012 we sold 4,462,935 shares of our common stock, to our directors and private investors for $3,124,051.

As a result of the foregoing, a change of control took place, and the Company’s ability to use any net operating losses for federal income tax purposes will be significantly restricted.

NOTE 5. OIL AND GAS ACQUISITIONS

In April 2012, the Company entered into a farmout agreement with a related party pertaining to a 200-acre lease in Milam County, Texas at a price of $475,000.  As of June 30, 2012, the Company had commenced drilling of five wells on the lease.    The total amount incurred for the drilling of the five wells was $1,375,000 as of June 30, 2012.

ROCKDALE RESOURCES CORPORATION
(FORMERLY ART DESIGN, INC.)
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2012
 (Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES

The Company, as a lessee of oil and gas properties, is subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject the lessee to liability for pollution damages. In some instances, the Company may be directed to suspend or cease operations in the affected area.  The Company is not aware of any environmental claims existing as of June 30, 2012, which have not been provided for, covered by insurance or otherwise have a material impact on its financial position or results of operations. There can be no assurance, however, that current regulatory requirements will not change, or past noncompliance with environmental laws will not be discovered on the Company’s properties.

Operating Lease

The Company has a non-cancelable lease for its office in Austin, Texas. The following table summarizes the Company’s future minimum payments as of June 30, 2012:

	Total	2012	2013	2014	Thereafter

Office leases	$206,721	$33,636	$68,206	$69,608	$35,271

Rental expense was approximately $15,092 and $0 for the three months ended June 30, 2012 and 2011, respectively, and $17,198 and $0 for the six months ended June 30, 2012 and 2011, respectively.  Deferred rent was approximately $10,880 as of  June 30, 2012.

NOTE 7. SUBSEQUENT EVENTS

Between July 1, 2012 and August 16, 2012 the Company sold 1,318,863 shares of its common stock, at a price of $0.70 per share, to a group of private investors.

During July 2012 the Company issued 105,000 shares of its common stock to consultants in exchange for services rendered.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or the possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

The information in this prospectus may only be accurate as of the date appearing on the cover page of this prospectus, regardless of the time this prospectus is delivered or our units are sold.

PART II
Information Not Required in Prospectus

Item 13.    Other Expenses of Issuance and Distribution.

        The following table shows the costs and expenses payable by the Company in connection with this registration statement.

SEC filing fee	$4,092
Legal fees and expenses	50,000
Accounting fees and expenses	15,000
Miscellaneous expenses	5,872
TOTAL	$75,000

        All expenses, other than the SEC filing fee, are estimated.

Item 14.    Indemnification of Officers and Directors

        The Colorado Business Corporation Act provides that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company's best interest.

Item 15.    Recent Sales of Unregistered Securities.

			Note
			Reference
In April 2012 we sold shares of our common stock to the following officers and/or directors, in the amounts, and for the consideration shown below:

Name	Shares	Consideration

Michael D. Smith	1,600,000	$16,000
John P. Barton	1,557,850	$35,032
Rick A. Wilber	600,000	$16,200
Rick A. Wilber	500,000	$25,000
Marc Spezialy	200,000	Services rendered	A

Subsequent to April 2012 Mr. Barton transferred 1,026,143shares to unrelated third parties.

In April 2012 we issued 10,000 shares of our common to an employee for services rendered.			A

In April 2012 we sold 1,000,000 shares of our common stock to a group of private investors for $51,250.			A

In April 2012 we sold 8,367,850 shares of our common stock to a group of private investors for $173,902.			A

Between April 1, 2012 and August 31, 2012 we sold 5,781,798 shares of our common stock, at a price of $0.70 per share, to a group of private investors.			B

In July, 2012 we issued 75,000 shares of common stock to a consultant for investor relations services.			A

We had an agreement with a consultant which provided us with investor relations services. During the term of this agreement, which ended on October 23, 2012, we paid the consultant $20,000 in cash and we issued 30,000 shares of our restricted common stock to the consultant.
			A

A.
We relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the issuance of these shares. The persons who acquired these shares were sophisticated investors and were provided full information regarding our business and operations. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these shares acquired them for their own accounts. The certificates representing these shares bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration. No commission or other form of remuneration was given to any person in connection with the issuance of these shares.

B.
We relied upon the exemption provided by Rule 506 of the Securities and Exchange Commission with respect to the issuance of these securities. The persons who acquired these securities were sophisticated investors and were provided full information regarding the Company. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these securities acquired them for their own accounts. The certificates representing these securities bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

Item 16.    Exhibits and Financial Statement Schedules

        The following exhibits are filed with this Registration Statement:

Exhibits
3.1	Articles of incorporation (1)
3.2	Amended and Restated Articles of Incorporation (1)
3.3	Amendment to Articles of Incorporation
3.4	Bylaws
4.1	Form of Microbond
4.2	Form of Series A Warrant Certificate
4.3	Form of Warrant Agent Agreement
4.4	Form of Indenture
5	Opinion of Counsel
10.1	Agreement with Kingman Operating Company

10.2	Assignment of oil and gas lease
10.3	Turnkey drilling and operating agreement
10.4	Employment agreement with Michael Smith
10.5	Employment agreement with Marc Spezialy
10.6	Consulting agreement with Energy Capital Partners, LLC
23.1	Consents of attorneys
23.2	Consent of accountants
(1)	Incorporated by reference to the same exhibit filed with the Company’s registration statement on Form SB-2 (Commission File No. 333-136012)

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by Section l0 (a)(3) of the Securities Act:

         (ii)  To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

  (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i)
        (A)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (B)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (ii)  For purposes of Rule 430B:

        (A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

        (B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

        (iii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

         (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

        (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

        (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas on the 24th day of October, 2012.

ROCKDALE RESOURCES CORPORATION
By:	/s/ Michael D. Smith Michael D. Smith, Principal Executive Officer

POWER OF ATTORNEY

        The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

        In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date/s/
/s/ Michael D. Smith Michael D. Smith	Principal Executive Officer and a Director	October 24, 2012
/s/ Marc Spezialy Marc Spezialy	Principal Financial and Accounting Officer	October 24, 2012
/s/ John P. Barton John P. Barton	Director	October 24, 2012
/s/ Rick A. Wilber Rick A. Wilber	Director	October 24, 2012